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                                                                      Exhibit 21

                              LIST OF SUBSIDIARIES



At December 31, 2003, PXRE Group Ltd. had the following subsidiaries:

PXRE Reinsurance Ltd., a Bermuda insurance company; PXRE Reinsurance (Barbados) Ltd., a Barbados company; PXRE Corporation, a Delaware corporation; PXRE Reinsurance Company, a Connecticut insurance company; PXRE Capital Trust I, a Delaware statutory business trust; PXRE Capital Statutory Trust II, a Connecticut statutory business trust, PXRE Capital Trust III, a Delaware statutory business trust, PXRE Capital Statutory Trust V, a Connecticut statutory business trust, PXRE Capital Trust VI, a Delaware statutory business trust, PXRE Limited, an English company (the sole member of Syndicate 1224 at Lloyd's of London); Cat Bond Investors L.L.C. (of which PXRE Corporation and Phoenix Home Life Mutual Insurance Company are the only members); PXRE Solutions Inc., a Connecticut corporation; PXRE Solutions S.A., a Belgium Corporation. (See the discussion in this Form 10-K under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations.")